 Exhibit 16

February 1, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20059

We have been furnished a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 31, 2016, to be filed by our former client, CTD Holdings, Inc. We agree with the statements made in response to that item insofar as they relate to our firm.

Very truly yours,

/s/ Averett Warmus Durkee, P.A.
Averett Warmus Durkee, P.A.